Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Appoints Melissa Miller as Independent Director

OVERLAND PARK, Kan. (July 12, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Melissa M. Miller to the company’s board of directors. Miller brings to the board more than 20 years of broad leadership experience in human resources (HR) management.

“At Compass Minerals, we recognize that a skilled and engaged workforce is essential to driving value creation,” said Joe Reece, non-executive chairman of the board. “We are excited about the experience and unique perspective Melissa will bring to our board in helping us continue to develop and empower our employees for success while also attracting new and diverse talent.”

Miller currently serves as executive vice president and chief human resources officer of Arconic Corporation, a leading manufacturer of aluminum sheet, plate, extrusions and architectural products. Prior to that position, which she has held since the company’s launch in 2020, Miller held a number of progressive HR leadership roles from 2005 through 2020 with Arconic, Inc. and Alcoa, both predecessor companies of Arconic Corporation. In those roles, she was responsible for areas including, but not limited to, HR strategy and delivery, talent management, workforce and succession planning, employee engagement, merger integrations and labor relations. Miller first entered the corporate HR field in 1997 for Marconi, after beginning her career in early childhood learning.

Miller earned a Bachelor of Science in psychology from Pennsylvania State University.

Miller has been appointed to the Environmental, Health, Safety and Sustainability Committee and Nominating/Corporate Governance Committee of the board. With Miller’s appointment, the board of directors has expanded to 10 members.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's efforts to create value, develop and empower employees, and attract talent. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Valerie Tymosko
Chief Public Affairs and Sustainability Officer	Interim Senior Director of Investor Relations
+1.913.344.9198	+1.913.344.9496
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com

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